Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Provides Update Regarding

Generic Lovenox® Litigation

CAMBRIDGE, MA — July 27, 2010 — Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today provided an update regarding a lawsuit that Sanofi-Aventis U.S. LLC filed in the United States District Court for the District of Columbia against the U.S. Food and Drug Administration (FDA), Margaret A. Hamburg, Commissioner of Food and Drugs, and Kathleen Sebelius, Secretary of Health and Human Services.  The lawsuit sought, among other things, a temporary restraining order and preliminary injunction directing the FDA to suspend and withdraw its approval of the Abbreviated New Drug Application filed by the Company’s collaboration partner, Sandoz Inc., a division of Novartis (Sandoz), for enoxaparin sodium injection, a generic version of Lovenox®.

The Court held a status conference on July 26, 2010 and set a schedule for consideration of preliminary injunctive relief, with a hearing to be held on August 17, 2010.  At the status conference, the Court did not place any restrictions on the sale of enoxaparin sodium injection by Sandoz.  The Company believes that Sanofi-Aventis’s claims are without merit and is cooperating with Sandoz to vigorously oppose the lawsuit.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.   Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Contact:

Beverly Holley

Director, Investor Relations

bholley@momentapharma.com

617-395-5189

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